Exhibit 99.1

Mid-Wisconsin Financial Services, Inc.

Reports First Quarter Results

May 14, 2010

Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB:  MWFS.OB), the holding company of Mid-Wisconsin Bank headquartered in Medford, WI, reported net loss to common shareholders of $148,000 or $0.09 per common share, for the first quarter of 2010 compared to net income of $207,000, or $0.13 per common share, for the first quarter of 2009.

“Our financial performance for the first quarter continued to reflect the difficult economic conditions we and our customers have been experiencing.  The average unemployment rate in the seven counties served by our bank continued to deteriorate during the first quarter and is now 12.7%; both Taylor and Vilas Counties are above 14.0%.  As a result, many of our commercial and consumer customers are having difficulty in covering their credit obligations.  We have encouraged our lending staff to work closely with those customers who otherwise would be considered creditworthy loan customers in developing appropriate payment plans to get them through this difficult period.  We’ve made best use of government loan programs available through the Small Business Administration (SBA), the United States Department of Agriculture (USDA) and the Farm Services Agency (FSA) to help them survive this recession and position their businesses to return to profitability when the economy improves.  Unfortunately we’ve not been able to help everyone as some businesses and consumers have been affected more severely and their options are more limited.

On March 31, 2010 our total loan portfolio was $357,064,000, down 0.4% compared to $358,616,000 at December 31, 2009.  Loan demand has continued to reflect the soft economy we’ve been experiencing across all markets.  Overall, our credit quality continued to reflect the stress the economy has been having on our consumer and commercial loan customers.  Our delinquent loans 30+ days past due increased to $16,332,000, or 4.6% of total loans, at March 31, 2010, compared to $9,352,000, or 2.6% of total loans, at December 31, 2009,” stated Mr. Warsaw.

“While our total number of nonperforming loans decreased in the first quarter, our credit losses continue to be above historical levels, creating the need to increase the level of our loan loss reserves to provide for potential losses that are considered to be inherent in our portfolio.  During the first quarter, we recorded an expense for loan loss provisions of $1,400,000 compared to a loan loss provision of $2,856,000 in the fourth quarter 2009 and $750,000 in the first quarter of 2009.  Our net charge-offs for the first quarter 2010 were $487,000 compared to $140,000 for the same period in 2009.  As of March 31, 2010, our allowance for loan losses equaled 2.48% of our total loans compared to 1.42% as of March 31, 2009.

The year-over-year growth in core funding was primarily attributable to increases in certificates of deposit and deposits from local municipalities.  Our net interest income for the first quarter was $4,129,000, which improved marginally from the $4,033,000 reported in the first quarter of 2009.  Our net interest margin for the first quarter March 31, 2010 improved slightly to 3.55% compared to 3.53% for the fourth quarter of 2009 and 3.56% for the first quarter 2009.  We continue to emphasize the need to grow our core deposit base to support our lending operations.

Noninterest income for the first quarter of 2010 was $987,000, up $92,000 from $895,000 for the first quarter of 2009.  Trust service fees, mortgage banking and other operating income was $650,000 up $111,000, while all other noninterest categories decreased $19,000 compared to first quarter 2009.

The $10 million of capital we obtained from the U.S Treasury Department’s Capital Purchase Program last year enabled us to expand our mortgage lending activities and increase the level of our investments in government mortgage backed securities, which indirectly supports the residential mortgage market nationwide.  We originated $12,323,000 in residential mortgages for sale into the secondary market during the first quarter 2010 compared to $10,783,000 for the first quarter of 2009.  Mortgage banking income for the first quarter of 2010 was $150,000, up $41,000 from the fourth quarter of 2009 and up $28,000 from $122,000 in the first quarter of 2009.  The additional capital provided by this program also supported the assistance we have been able to provide local loan customers by offering them extensions, payment deferrals and modifications to get them through this difficult economic period.  Our capital ratios at the holding company and the bank remain above the minimum regulatory guidelines of 10% and 8%, respectively, to be well capitalized,” concluded Mr. Warsaw.

The cost containment initiatives implemented during the first quarter of 2009 have been sustained through the first quarter of 2010.  In our effort to control costs, salaries have been frozen in 2010.  Noninterest expense for the first quarter 2010 was $3,782,000 a decrease of $19,000 from the first quarter 2009.  FDIC and other expenses were up $200,000; while all other noninterest expenses decreased $219,000 compared to 2009.

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank which operates fourteen retail banking locations throughout central and northern Wisconsin serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price, Taylor and Vilas counties.  In addition to traditional loan and deposit products, the Bank offers trust, brokerage and private client services through its Wealth Management Services Group.

This press release contains forward-looking statements or comments that are provided to assist in the understanding of anticipated future financial performance.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s view as of any subsequent date.  If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those presented, either expressed or implied, in this filing.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  Forward-looking statements may be identified by, among other things, expressions of beliefs or expectations that certain events may occur or are anticipated, and projections or statements of expectations.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as “may,” “expects,” “anticipates,” “estimates,” or “believes.”  Such statements are subject to important factors that could cause Mid-Wisconsin’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) Mid-Wisconsin’s exposure to the volatile commercial and residential real estate markets, which could result in increased charge-offs and increases in the allowance for loan losses to compensate for potential losses in its real estate portfolios or further write-downs of other real estate values, (ii) adverse changes in the financial performance and/or condition of Mid-Wisconsin’s borrowers, which could impact repayment of such borrowers’ outstanding loans, (iii) Mid-Wisconsin’s ability to maintain required levels of capital, (iv) fluctuation in Mid-Wisconsin’s stock price, (v) other risks and assumptions described in Mid-Wisconsin’s Annual Report on Form 10-K for the year ended December 31, 2008 under the headings “Forward-Looking Statements” and “Risk Factors” which factors are incorporated herein by reference, and (vi) such other factors as may be described in other Mid-Wisconsin filings with the Securities and Exchange Commission (“SEC”), which factors are incorporated herein by reference.  Forward-looking estimates and statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this filing.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Mid-Wisconsin’s belief as of the date of this press release.  Mid-Wisconsin specifically disclaims any obligation to update factors or to publicly announce the result of revisions to any of the forward-looking statements or comments included herein to reflect future events or developments except as required by federal securities law.

Mid-Wisconsin Financial Services, Inc.
Consolidated Statements of Income
	Three Months Ended
			Percent
(dollars in thousands, except per share data)	March 31, 2010	March 31,2009	Change
Interest Income
Loans, including fees	$ 5,398	$ 5,838	-8%
Securities
Taxable	937	801	17%
Tax-exempt	98	128	-23%
Other	24	55	-56%
Total interest income	6,457	6,822	-5%
Interest Expense
Deposits	1,719	2,124	-19%
Short-term borrowings	20	29	-31%
Long-term borrowings	435	482	-10%
Subordinated debentures	154	154	0%
Total interest expense	2,328	2,789	-17%
Net interest income	4,129	4,033	2%
Provision for loan losses	1,400	750	87%
Net interest income after provision for loan losses	2,729	3,283	-17%
Noninterest Income
Service fees	287	302	-5%
Wealth management	326	288	13%
Mortgage banking	150	122	23%
Other operating income	224	183	22%
Total noninterest income	987	895	10%
Noninterest Expense
Salaries and employee benefits	2,105	2,205	-5%
Occupancy	461	477	-3%
Data processing	166	177	-6%
Foreclosure/OREO expense	(5)	77	-106%
Legal and professional fees	197	207	-5%
FDIC expense	235	159	48%
Other	623	499	25%
Total noninterest expense	3,782	3,801	0%
Income before income taxes	(66)	377	-118%
Income tax expense (benefit)	(79)	100	-179%
Net Income	$ 13	$ 277	-95%
Preferred stock dividends, discount and premium	(161)	(70)	NM
Net income (loss) available to common equity	$ (148)	$ 207	-171%

Mid-Wisconsin Financial Services, Inc.
Financial Data
	Three Months Ended
PER SHARE DATA	March 31, 2010	March 31, 2009
Earnings (loss) per common share:
Basic and diluted	$ (0.09)	$ 0.13
Cash dividends per share	0.00	0.11
Book value per common share	$ 20.18	$ 22.04
Weighted average common shares outstanding:
Basic	1,648	1,643
Diluted	1,648	1,643
Dividend payout ratio(1)	NA	87.4%
Stock Price Information:
High Bid	$ 9.10	$ 12.80
Low Bid	6.00	7.55
Bid price at quarter end	9.00	8.50

KEY RATIOS
Return on average assets	-0.12%	0.17%
Return on average equity	-1.38%	2.08%
Equity to assets	8.64%	8.21%
Net interest margin (FTE)	3.55%	3.56%
Net charge-offs to average loans	0.14%	0.04%
Allowance for loan loss to period-end loans	2.48%	1.42%

(1)Ratio is based upon basic earnings per common share

Mid-Wisconsin Financial Services, Inc.
Consolidated Balance Sheets		Audited
	As of	As of
	March 31,	December 31,	Percent
(dollars in thousands, except per share data)	2010	2009	Change
Assets
Cash and due from banks	$ 6,238	$ 9,824	-37%
Interest-bearing deposits in other financial institutions	13	13	0%
Federal funds sold	8,210	9,064	-9%
Securities available for sale – at fair value	111,582	103,477	8%
Loans held for sale	853	5,452	NM
Loans	357,064	358,616	0%
Less: Allowance for loan losses	(8,870)	(7,957)	11%
Loans, net	348,194	350,659	-1%
Accrued interest receivable	2,113	1,940	9%
Premises and equipment, net	8,178	8,294	-1%
Other investments – at cost	2,616	2,616	0%
Other assets	14,194	14,121	1%
Total assets	$502,191	$505,460	-1%

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$ 50,133	$ 55,218	-9%
Interest-bearing deposits	343,060	342,582	0%
Total deposits	393,193	397,800	-1%
Short-term borrowings	7,793	7,983	-2%
Long-term borrowings	42,561	42,561	0%
Subordinated debentures	10,310	10,310	0%
Accrued interest payable	1,212	1,287	-6%
Accrued expenses and other liabilities	3,744	2,335	60%
Total liabilities	458,813	462,276	-1%
Total stockholders’ equity	43,378	43,184	0%
Total liabilities and stockholders’ equity	$502,191	$505,460	-1%

Nonaccrual loans	$ 12,646	$ 13,924	-9%
Other real estate	$ 2,103	$ 1,808	16%
Net charge-offs	$ 487	$ 5,091	NM

Mid-Wisconsin Financial Services, Inc.
Interest Margin Analysis
	Three Months Ended
	March 31, 2010	March 31, 2009

EARNING ASSETS
Loans (FTE)	6.08%	6.51%
Investment securities:
Taxable	4.21%	4.85%
Tax-exempt (FTE)	5.69%	6.33%
Other interest-earning assets	0.56%	0.83%
Total earning assets	5.52%	5.98%

INTEREST-BEARING LIABILITIES
Interest-bearing demand	0.63%	0.66%
Savings deposits	1.04%	1.54%
Time deposits	2.74%	3.52%
Short-term borrowings	0.89%	1.21%
Long-term borrowings	4.15%	4.11%
Subordinated debentures	5.98%	5.98%
Total interest-bearing liabilities	2.32%	2.84%

Net interest rate spread (FTE)	3.20%	3.14%
Net interest rate margin (FTE)	3.55%	3.56%

Average Balance Sheet (in thousands)
Loans	$360,731	$364,795
Deposits	395,747	381,374
Assets	504,730	492,333
Stockholders’ equity	43,618	40,417